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                                                                    Exhibit 10.6

                                   BUCA, Inc.
                                BUCA LITTLE ITALY
                               BEPPO LITTLE ITALY

4/1/97

Mr. Greg Gadel
14122 Westridge Drive
Eden Prairie, MN  55347

Dear Greg:

         The purpose of this letter is to memorialize the mutual understanding between BUCA, INC. and you regarding your entitlement to severance pay in the event that your employment is terminated in connection with a change in control of the Company. We have agreed that if your employment with BUCA, INC. is terminated as a result of a change in control of BUCA or following the change in control you terminate employment with BUCA because your duties are "substantially reduced or negatively altered," you will be entitled to a severance payment equal to one year's base compensation in effect at the time of your termination of employment. The severance pay will be payable at the same time or in the same manner as your base salary. The company may prepay all or part of the severance pay at any time. For purposes of this letter agreement, the phrases "change in control" and "substantially reduced or negatively altered" shall have the meanings ascribed to them in your Non-Qualified Stock Option Agreement.

         This letter expresses our complete agreement with regard to severance pay to be made to you and supersedes any previous discussions or writings on this subject between us. No severance pay will be paid if your employment is terminated for any other reason unless otherwise agreed in writing at the time of your termination. If the foregoing reflects your understanding of our agreement, please acknowledge below.

Sincerely,

BUCA, INC.

/s/ Joseph P. Micatrotto
--------------------------------
Joseph P. Micatrotto


The foregoing is accepted and agreed on this 8 day of April, 1997.


/s/ Greg A. Gadel
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Greg A. Gadel